Exhibit 99.1

News Release For Immediate Release

Catasys Appoints Industry Veteran Jeremiah Stone to Newly Created Chief Technology Officer Role

Los Angeles, CA – July 18, 2018 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced Jeremiah Stone’s appointment as the Company’s Chief Technology Officer, a newly created position within the Company. He will be responsible for the strategic direction and evolution of Catasys’ global technology operations, including the predictive analytics and digital technology behind the Catasys OnTrak program.

Mr. Stone joins Catasys from GE, where he most recently served as Vice President of Applications for GE Digital. In this role, he led creation and delivery of the industry-leading application platform underlying predictive analytic-centered products and services across GE’s nearly $50 billion services franchise. Prior to GE, Mr. Stone was Vice President for Sustainability and Natural Resource Industry Solutions at SAP. Mr. Stone’s 20 years of industry experience have resulted in deep domain knowledge across platforms, applications and analytics.

Mr. Stone will lead the technology team behind Catasys’ 52-week OnTrak program with the goal of leveraging data analytics and new technologies to improve and evolve the overall program, while establishing new avenues for growth that require more technology and digitized engagement.

Management Comments

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are pleased to welcome Jeremiah as our Chief Technology Officer. Jeremiah has extensive experience building and scaling innovative technologies, and we share a similar vision of enhancing Catasys’ position as an AI and technology-enabled healthcare company. We expect to invest in our technology to continue to drive dramatic expansion. The onboarding of an established CTO such as Jeremiah speaks directly to our commitment to continue leveraging advanced technology to enhance our ability to identify, enroll, engage, and modify the behavior and improve the health of our health plan partners’ eligible members, while accelerating the growth of our business.”

Mr. Stone stated, “It’s an honor to join such a talented and passionate team. Catasys is unique in its application of data science and machine learning to diagnosis and treatment targeting. I’m excited to contribute my leadership, technology expertise, and design skills to advance a solution that helps change so many lives.”

Catasys appoints Jeremiah Stone as Chief Technology Officer. Source: Catasys, Inc.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346